Exhibit 99.1

PRESS RELEASE

Curis Provides Fourth Quarter 2025 Business Update
Management to host conference call today at 4:30 p.m. ET

LEXINGTON, Mass., March 19, 2026 /PRNewswire/ -- Curis, Inc. (NASDAQ: CRIS), a biotechnology company focused on the development of emavusertib (CA-4948), an orally available, small molecule IRAK4 and FLT3 inhibitor, today reported its business update and financial results for the quarter ended December 31, 2025.

Operational Highlights
TakeAim Lymphoma

•Lakshmi Nayak, MD, Director of the Center for CNS Lymphoma at Dana-Farber Cancer Institute in Boston, presented a poster with updated clinical data in Primary CNS Lymphoma (PCNSL) at the 30th Annual Meeting of the Society for Neuro-Oncology (SNO) in November 2025. The poster, titled Preliminary Safety and Efficacy of Emavusertib (CA-4948) in Combination with Ibrutinib in Relapsed/Refractory Primary Central Nervous System Lymphoma Patients, showed results for 24 patients who have received treatment with emavusertib and ibrutinib, a BTK inhibitor (BTKi), for at least 1 cycle (28 days):
◦5 of 5 BTKi-naïve patients achieved objective response (100% ORR)
◦7 of 19 BTKi-experienced patients achieved objective response (37% ORR)
◦Median treatment duration for the 12 responders was 123 days (44 – 798 days)
◦9 additional patients were unable to complete 1 cycle of treatment; reasons for discontinuing treatment included adverse events unrelated to treatment, disease progression, and transition to hospice care.
•Cecilia Merrigan, DNP, Mayo Clinic in Rochester, presented a poster with initial clinical data in Secondary CNS Lymphoma (SCNSL) at the 30th Annual Meeting of the Society for Neuro-Oncology (SNO) in November 2025. The poster, titled Promising Efficacy Signal in Secondary CNS Lymphoma Patients Treated with Emavusertib and Ibrutinib, showed results for 2 patients who had previously progressed on a BTKi. Adding emavusertib to their ibrutinib treatment resulted in 1 complete response (CR) and 1 stable disease (SD) with a 38% reduction in disease burden.
•Curis continues to enroll PCNSL patients in the Company’s TakeAim Lymphoma study of emavusertib in combination with ibrutinib which, as a result of discussions with FDA and EMA, is intended to support filings for accelerated approval in PCNSL in the US and Europe. Emavusertib has been granted orphan drug designation by both FDA and EMA in PCNSL.

TakeAim CLL

•Curis initiated an open label Phase 2 clinical study of emavusertib in combination with zanubrutinib, a BTKi, in patients with Chronic Lymphocytic Leukemia (CLL). The goal of combining emavusertib with a BTKi is to enable a dual blockade of NF-kB, a key driver of disease in CLL and NHL, by inhibiting both the TLR and BCR pathways. The current standard of care is BTKi, which blocks the BCR pathway and can deliver high response rates, though typically only partial responses. Previous clinical studies have shown that adding emavusertib, which blocks the TLR pathway, to a BTKi regimen can enable patients with NHL to achieve deeper responses, including complete remission or undetectable minimal residual disease (MRD) and the potential for time-limited treatment, outcomes which represent the potential for a paradigm shift in the management of CLL.

AML

•Christina Papayannidis, MD, IRCCS Azienda Ospedaliero Universitaria di Bologna, presented a poster with initial clinical data in frontline AML at the 67th ASH Annual Meeting in December. The AML triplet study (CA-4948-104) is evaluating the addition of emavusertib to the combination of azacitidine and venetoclax (aza-ven) in AML patients who have achieved complete remission on aza-ven but remain MRD-positive (MRD+). The first two cohorts in the study evaluate patients who received emavusertib for either 7 or 14 days in a 28-day cycle, in addition to their aza-ven treatment. The poster, titled Preliminary Pharmacokinetic and MRD Results from AML Patients Treated with 7- and 14-Day Dosing Schedule of Emavusertib added to Combination Therapy with Azacitidine and Venetoclax, showed results for 4 patients in the 7-day cohort and 6 patients in the 14-day cohort:
◦8 patients had central MRD samples
◦5 of 8 patients (62.5%) achieved MRD conversion (MRD+ to undetectable).

Corporate

On January 9, 2026, the Company announced the closing of a private placement (the "January 2026 PIPE Financing") with gross proceeds of up to $80.8 million, including initial gross proceeds of approximately $20.2 million with three series of warrants (A, B, and C) which can be exercised for up to $20.2 million each according to the terms and conditions of the financing agreement. All three series of warrants are currently exercisable at $0.75 per share and have the following termination conditions:
•Series A warrants terminate on January 8, 2031
•Series B warrants terminate 30 days after the Company announces dosing of the fifth patient in the Phase 2 clinical trial in CLL, subject to conditions defined in the financing agreement
•Series C warrants terminate on January 8, 2027.

Fourth Quarter 2025 Financial Results

For the year ended December 31, 2025, Curis reported a net loss of $7.6 million, or $0.58 per share on both a basic and diluted basis, as compared to a net loss of $43.4 million, or $6.88 per share on both a basic and diluted basis in 2024. For the fourth quarter of 2025, Curis reported net income of $19.4 million or $1.23 per share on both a basic and diluted basis as compared to a net loss of $9.6 million or $1.25 on both a basic and diluted basis for the same period in 2024.

Revenues, net were $9.4 million and $10.9 million for the years ended December 31, 2025 and 2024, respectively. Revenues are comprised of royalty revenues related to Genentech and Roche's net sales of Erivedge®. Revenues were $1.1 million and $3.3 million for the fourth quarters of 2025 and 2024, respectively. As previously announced, on November 6, 2025, the Company sold to TPC Investments Royalty LLC, a limited liability company managed by Oberland, its interest in Curis Royalty LLC. The sale included the Erivedge intellectual property, other assets associated with Erivedge and the License Agreement with Genentech (“Erivedge”), in exchange for upfront consideration of $2.5 million and a release of the Company’s liability related to sale of future royalties to Oberland. In connection with such transaction, the Company transferred to Curis Royalty all rights to Curis Technology, Inventions and Joint Patents (each as defined in the License Agreement) and assigned the Company’s rights, duties and obligations under the License Agreement to Curis Royalty. Following the sale, the Company is no longer entitled to revenues under the License Agreement.

Research and development expenses were $28.3 million and $38.6 million for the years ended December 31, 2025 and 2024, respectively. The decrease was primarily attributable to lower employee-related, clinical, manufacturing and consulting costs. Research and development expenses were $5.8 million and $9.0 million for the fourth quarters of 2025 and 2024, respectively.

General and administrative expenses were $14.0 million and $16.8 million for the years ended December 31, 2025 and 2024, respectively. The decrease was primarily attributable to lower employee-related and legal costs. General and administrative expenses were $2.9 million and $3.4 million for the fourth quarters of 2025 and 2024, respectively.

Gain on release of liability related to sale of future royalties associated with sale of assets was the result of the sale of Erivedge. In the fourth quarter 2025, the Company recognized a non-cash $27.2 million gain and the liability related to sale of future royalties was extinguished.

Other expense, net was $1.9 million for the year ended December 31, 2025 and other income, net was $1.2 million for the year ended December 31, 2024. The increase was partially attributable to an increase in expense related to the sale of future royalties and a decrease in interest income. Other expense, net was $0.3 million and $0.6 million for the fourth quarters of 2025 and 2024, respectively.

As of December 31, 2025, Curis's cash and cash equivalents totaled $5.1 million, and the Company had approximately 12.9 million shares of common stock outstanding.

Cash Runway Guidance

Curis believes its cash and cash equivalents as of December 31, 2025, together with initial gross proceeds of $20.2 million received in January 2026 and expected gross proceeds of up to an additional $20.2 million from the exercise of the January 2026 PIPE Financing Series B Warrants upon the public announcement of dosing the 5th CLL patient in our TakeAim CLL study expected later this year, should enable the Company’s planned operations into the second half of 2027.

Conference Call Information
Curis management will host a conference call today, March 19, 2026, at 4:30 p.m. ET, to discuss the business update and these financial results.

To access the live conference call, please dial (800)-836-8184 from the United States or (646)-357-8785 from other locations, shortly before 4:30 p.m. ET. The conference call can also be accessed here on the Curis website in the Investors section.

About Curis, Inc.
Curis is a biotechnology company focused on the development of emavusertib, an orally available, small molecule IRAK4 and FLT3 inhibitor. Emavusertib is currently being evaluated in the TakeAim Lymphoma Phase 1/2 study (CA-4948-101) of emavusertib in combination with the BTK inhibitor, ibrutinib, in patients with relapsed/refractory primary central nervous system lymphoma (PCNSL) and in the TakeAim CLL Phase 2 study (CA-4948-203) of emavusertib in combination with the BTK inhibitor, zanubrutinib, in chronic lymphocytic leukemia (CLL). The Company’s monotherapy and combination studies in acute myeloid leukemia (AML) are substantially complete, with additional funding the Company plans to continue development of emavusertib in AML. Emavusertib has received Orphan Drug Designation from the U.S. Food and Drug Administration for the treatment of PCNSL, AML and MDS and from the European Commission for the treatment of PCNSL. Curis, through its 2015 collaboration with Aurigene

Discovery Technologies Limited, has the exclusive license to emavusertib (CA-4948). For more information, visit Curis's website at www.curis.com.

Cautionary Note Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, statements concerning Curis’s cash runway or expectations with respect to the timing or exercise of the January 2026 PIPE Financing Series B Warrants; Curis's expectations with respect to the dosing of the fifth patient in the TakeAim CLL study, and the therapeutic potential of emavusertib in combination with zanubrutinib to improve treatment outcomes, achieve complete remissions and/or undetectable MRD, and/or reduce time on treatment for patients with CLL; Curis's expectations with respect to enrollment of BTKi naïve and BTKi experienced populations in the TakeAim Lymphoma study; statements regarding updated PCNSL data and the timing of such data from the TakeAim Lymphoma study, or the use of such data to support regulatory filings for approval of emavusertib in PCNSL, and the therapeutic potential and tolerability of emavusertib in patients with PCNSL. Forward-looking statements may contain the words "believes," "expects," "anticipates," "plans," "intends," "seeks," "estimates," "assumes," "predicts," "projects," "targets," "will," "may," "would," "could," "should," "likelihood", "continue," "potential," "opportunity," "focus," "strategy," "mission," or similar expressions. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other important factors that may cause actual results to be materially different from those indicated by such forward-looking statements. Curis may experience adverse results, delays and/or failures in its drug development programs and may not be able to successfully advance the development of its drug candidates in the time frames it projects, if at all. Curis's drug candidates may cause unexpected toxicities, fail to demonstrate sufficient safety and efficacy in clinical studies and/or may never achieve the requisite regulatory approvals needed for commercialization. Favorable results seen in preclinical studies and early clinical trials of Curis's drug candidates may not be replicated in later trials. Curis is dependent on the success of emavusertib and any delays in the development of emavusertib could have a material adverse effect on its business. There can be no guarantee that the collaboration agreement with Aurigene or the CRADA with NCI will continue for their full terms, that Curis or its collaborators will each maintain the financial and other resources necessary to continue financing its portion of the research, development and commercialization costs, or that the parties will successfully discover, develop or commercialize drug candidates under the collaboration. Curis will require substantial additional capital to fund its business. Based on its available cash resources, it does not have sufficient cash on hand to support current operations within the next 12 months from the date of this press release. Curis will require substantial additional funding to fund the development of emavusertib through regulatory approval and commercialization, and to support its continued operations. If it is not able to obtain sufficient funding, it will be forced to delay, reduce in scope or eliminate the development of emavusertib, including related clinical trials and operating expenses, potentially delaying the time to market for, or preventing the marketing of, emavusertib, which could adversely affect its business prospects and its ability to continue operations, and would have a negative impact on its financial condition and its ability to pursue its business strategies. Curis faces substantial competition. Curis and its collaborators face the risk of potential adverse decisions made by the FDA, EMA and other regulatory authorities, investigational review boards, and publication review bodies. Curis may not obtain or maintain necessary patent protection and could become involved in expensive and time-consuming patent litigation and interference proceedings. Unstable market and economic conditions, natural disasters, public health crises, political crises and other events outside of Curis's control, including its ability to regain and maintain its listing on the Nasdaq Capital Market, could significantly disrupt its operations or the operations of third parties on which Curis depends and could adversely impact Curis's operating results and its ability to raise capital. Other important factors that may cause or contribute to actual results being materially different from those indicated by forward-looking statements include the factors set forth under the captions "Risk Factor Summary" and "Risk Factors" in our most recent Form 10-K, and the factors that are discussed in other filings that Curis periodically makes with the Securities and Exchange Commission. In addition, any forward-looking statements represent the views of Curis only as of today and should not be relied upon as representing Curis's views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.

For further information:

Investor Relations: IR@curis.com

CURIS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenues, net	$1,138	$3,345	$9,443	$10,908
Operating expenses:
Cost of royalties	—	17	45	98
Research and development	5,825	8,968	28,254	38,562
General and administrative	2,883	3,354	14,046	16,790
Total operating expenses	8,708	12,339	42,345	55,450
Gain on release of liability related to sale of future royalties associated with sale of assets	27,189	—	27,189	—
Income (loss) from operations	19,619	(8,994)	(5,713)	(44,542)
Total other income (expense)	(263)	(624)	(1,869)	1,153
Net income (loss)	$19,356	$(9,618)	$(7,582)	$(43,389)
Net loss per common share (basic and diluted)	$1.23	$(1.25)	$(0.58)	$(6.88)
Weighted average common shares (basic and diluted)	15,747,068	7,671,226	13,164,032	6,306,284

CURIS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)
(In thousands)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$5,061	$19,997
Restricted cash	544	544
Accounts receivable	—	3,349
Prepaid expenses and other assets	3,427	4,999
Property and equipment, net	62	231
Operating lease right-of-use asset	1,890	3,163
Goodwill	8,982	8,982
Total assets	$19,966	$41,265

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$12,886	$10,135
Operating lease liability	1,618	2,954
Liability related to the sale of future royalties, net	—	34,174
Total liabilities	$14,504	47,263
Total stockholders' equity (deficit)	5,462	(5,998)
Total liabilities and stockholders' equity (deficit)	$19,966	$41,265